Exhibit 3.7

Registration No. 29654

[BERMUDA COAT OF ARMS]

BERMUDA

CERTIFICATE OF AMALGAMATION

I HEREBY in accordance with the provisions of Section 108 of The Companies Act, 1981 (hereinafter referred to as “The Act”) issue this Certificate of Amalgamation to the amalgamated company bearing the name

Intelsat (Bermuda), Ltd.

consequent upon the amalgamation of Intelsat (Bermuda), Ltd. and Zeus Merger Two Limited effective the 28th day of January, 2005.

The Memorandum of Association of Intelsat (Bermuda), Ltd. shall be the Memorandum of the amalgamated company and the Certificate of Amalgamation shall be deemed to be the Certificate of Incorporation of the amalgamated company pursuant to Section 109 of the Act.

[SEAL]	Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 28th day of January, 2005 /s/ Travis Gilbert for Registrar of Companies

Registration No. 35684

[BERMUDA COAT OF ARMS]

BERMUDA

CERTIFICATE OF INCORPORATION

I hereby in accordance with section 14 of the Companies Act 1981 issue this Certificate of Incorporation and do certify that on the 11th day of August, 2004

Zeus Merger Two Limited

was registered by me in the Register maintained by me under the provisions of the said section and that the status of the said company is that of an exempted company.

[SEAL]	Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 13th day of August, 2004 /s/ Maria Boodram for Registrar of Companies